The depositor has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”). The depositor has or will file with the SEC a registration statement (including a prospectus, any free writing prospectus and any related issuer free writing prospectus) with respect to this offering (the “Offering Documentation”). You may get the Offering Documentation (when completed) for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the Offering Documentation from Lehman Brothers Inc., 745 Seventh Ave., New York, NY, 10019, Attn: Asset Backed Fixed Income Syndicate or by calling 1-800-666-2388, extension 59519.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

The Offered Certificates

The certificates consist of the classes of certificates listed in the tables below, together with the Class B1, Class B2, Class P, Class X, Class LT-R and Class R Certificates. Only the classes of certificates listed in the tables below are offered by this prospectus supplement.

Class	Related Mortgage Pool(s)	Class Principal or Class Notional Amount(1)	Initial Interest Rate(3)	Interest Rate Formula or Interest Rate (until Initial Optional Termination Date)(4)(5)	Interest Rate Formula or Interest Rate (after Initial Optional Termination Date)(5) (6)	Principal Type	Interest Type	Initial Certificate Ratings
								S&P	Moody’s	DBRS

A1	1	$ 74,082,000	5.430%	LIBOR plus 0.110%	LIBOR plus 0.220%	Senior	Variable Rate	AAA	Aaa	AAA
A2	2	$262,228,000	5.450%	LIBOR plus 0.130%	LIBOR plus 0.260%	Senior, Sequential Pay	Variable Rate	AAA	Aaa	AAA
A3	2	$ 79,381,000	5.555%	5.555%	6.055%	Senior, Sequential Pay	Fixed Rate	AAA	Aaa	AAA
A4	2	$ 61,215,000	5.530%	LIBOR plus 0.210%	LIBOR plus 0.420%	Senior, Sequential Pay	Variable Rate	AAA	Aaa	AAA
A-IO(7)	1 & 2	$ 94,200,000(2)	7.000%	7.000%	7.000%	Senior, Interest-Only	Fixed Rate	AAA	Aaa	AAA
M1	1 & 2	$ 28,436,000	5.650%	LIBOR plus 0.330%	LIBOR plus 0.495%	Subordinate	Variable Rate	AA+	Aa1	AA (high)
M2	1 & 2	$ 26,723,000	5.670%	LIBOR plus 0.350%	LIBOR plus 0.525%	Subordinate	Variable Rate	AA	Aa2	AA
S-1 M3	1 & 2	$ 16,445,000	5.690%	LIBOR plus 0.370%	LIBOR plus 0.555%	Subordinate	Variable Rate	AA-	Aa3	AA (low)
M4	1 & 2	$ 13,362,000	5.770%	LIBOR plus 0.450%	LIBOR plus 0.675%	Subordinate	Variable Rate	A+	A1	A (high)
M5	1 & 2	$ 13,362,000	5.870%	LIBOR plus 0.550%	LIBOR plus 0.825%	Subordinate	Variable Rate	A	A2	A
M6	1 & 2	$ 13,019,000	5.920%	LIBOR plus 0.600%	LIBOR plus 0.900%	Subordinate	Variable Rate	A-	A3	A (low)
M7	1 & 2	$ 12,334,000	6.520%	LIBOR plus 1.200%	LIBOR plus 1.800%	Subordinate	Variable Rate	BBB+	Baa1	BBB (high)
M8	1 & 2	$ 10,621,000	6.970%	LIBOR plus 1.650%	LIBOR plus 2.475%	Subordinate	Variable Rate	BBB	Baa2	BBB
M9	1 & 2	$ 8,565,000	7.820%	LIBOR plus 2.500%	LIBOR plus 3.750%	Subordinate	Variable Rate	BBB-	Baa3	BBB (low)
________
(1)	These balances are approximate, as described in the prospectus supplement.

(2)
Initial notional amount. The Class A-IO Certificates are interest-only certificates; they will not be entitled to payments of principal and will accrue interest on their notional amounts, as described in the prospectus supplement under “Description of the Certificates—Distributions of Interest—The Class A-IO Certificates.” Interest will not be payable on the Class A-IO Certificates after the distribution date in November 2007.

(3)	Reflects the interest rate as of the closing date.

(4)
Reflects the interest rate formula or interest rate up to and including the earliest possible distribution date on which the master servicer has the option to purchase the mortgage loans as described in the prospectus supplement under “Description of the Certificates—Optional Purchase of the Mortgage Loans.”

(5)	Subject to the applicable net funds cap, as described in the prospectus supplement under “Summary of Terms—The Certificates—Payments on the Certificates—Interest Payments.”

(6)
Reflects the interest rate formula or interest rate after the option to purchase the mortgage loans is not exercised by the master servicer on the earliest possible distribution date as described in the prospectus supplement under “Description of the Certificates—Optional Purchase of the Mortgage Loans.”

(7)
The Class A-IO Certificates will consist of two payment components, the A-IO(1) Component relating to pool 1 and the A-IO(2) Component relating to pool 2; however, the holder of a Class A-IO Certificate will not have a severable interest in either of its components, but rather an undivided interest in the entire class. The A-IO(1) and A-IO(2) Components will have approximate initial component notional amounts of $14,614,325 and $79,585,675, respectively.

S-1

The offered certificates will also have the following characteristics:

Class	Record Date(1)	Delay/Accrual Period(2)	Interest Accrual Convention	Final Scheduled Distribution Date(3)	Expected Final Distribution Date(4)	Minimum Denominations(5)	Incremental Denominations	CUSIP Number
A1	DD	0 day	Actual/360	12/25/2026	10/25/2009	$ 25,000	$1	32028J AA 7
A2	DD	0 day	Actual/360	12/25/2026	6/25/2008	$ 25,000	$1	32028J AB 5
A3	CM	24 day	30/360	12/25/2026	2/25/2009	$ 25,000	$1	32028J AC 3
A4	DD	0 day	Actual/360	12/25/2026	10/25/2009	$ 25,000	$1	32028J AD 1
A-IO	CM	24 day	30/360	11/25/2007	11/25/2007	$100,000(6)	$1(6)	32028J AE 9
M1	DD	0 day	Actual/360	12/25/2026	6/25/2012	$100,000	$1	32028J AF 6
M2	DD	0 day	Actual/360	12/25/2026	6/25/2012	$100,000	$1	32028J AG 4
M3	DD	0 day	Actual/360	12/25/2026	6/25/2012	$100,000	$1	32028J AH 2
M4	DD	0 day	Actual/360	12/25/2026	6/25/2012	$100,000	$1	32028J AJ 8
M5	DD	0 day	Actual/360	12/25/2026	6/25/2012	$100,000	$1	32028J AK 5
M6	DD	0 day	Actual/360	12/25/2026	6/25/2012	$100,000	$1	32028J AL 3
M7	DD	0 day	Actual/360	12/25/2026	6/25/2012	$100,000	$1	32028J AM 1
M8	DD	0 day	Actual/360	12/25/2026	6/25/2012	$100,000	$1	32028J AN 9
M9	DD	0 day	Actual/360	12/25/2026	6/25/2012	$100,000	$1	32028J AP 4
__________
(1)
DD = For any distribution date, the close of business on the business day immediately before that distribution date. CM = For any distribution date, the close of business on the last business day of the month immediately preceding the month in which such distribution date occurs (or the closing date, in the case of the first distribution date).

(2)
0 day = For any distribution date, the interest accrual period will be the period beginning on the immediately preceding distribution date (or November 25, 2006, in the case of the first interest accrual period) and ending on the calendar day immediately before the related distribution date. 24 day = For any distribution date, the interest accrual period will be the calendar month immediately preceding the month in which the related distribution date occurs.

(3)
The final scheduled distribution date for the offered certificates (other than the Class A-IO Certificates) is based upon the second distribution date after the date of the last scheduled payment of the latest maturing mortgage loan. The final scheduled distribution date for the Class A-IO Certificates occurs on the distribution date in November 2007.

(4)
The expected final distribution date, based upon (1) 100% of the prepayment assumption and the modeling assumptions used in the prospectus supplement, as described under “Yield, Prepayment and Weighted Average Life—Weighted Average Life” and (2) the assumption that the option to purchase the mortgage loans is exercised by the master servicer on the earliest possible distribution date as described in this prospectus supplement under “Description of the Certificates—Optional Purchase of the Mortgage Loans.” The actual final distribution date for each class of offered certificates may be earlier or later, and could be substantially later, than the applicable expected final distribution date listed above.

(5)	With respect to initial European investors only, the underwriter will only sell offered certificates in minimum total investment amounts of $100,000.

(6)	Notional amount.

S-2